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                                                                EXHIBIT 1

                             DEERE PARK EQUITIES, L.L.C.
                              650 DUNDEE ROAD, SUITE 640
                             NORTHBROOK, ILLINOIS  60062


November 19, 1997

The Committee to Revitalize
     Dominion Bridge Corporation
c/o Ilan Reich, Esq.
Olshan Grundman
505 Park Avenue, 15th Floor
New York, New York  10022

Ladies and Gentlemen:

The purpose of this letter is to set forth our agreement with respect to (i) the suspension by the Committee to Revitalize Dominion Bridge Corporation (the "Committee") of its solicitation of consents from the shareholders of Dominion Bridge Corporation (the "Company") to remove and replace the Company's management and to replace the Company's by-laws, and all activities related thereto and in connection therewith (collectively, the "Solicitation Activities") and (ii) the permanent cessation of the public dissemination by the Committee and its members, representatives, agents and Affiliates (as hereinafter defined) of information or allegations regarding Deere Park Equities, L.L.C. ("Deere Park") or its officers, directors, employees, representatives and Affiliates (collectively, the "Dissemination Activities").

It is understood that neither Deere Park nor any of its officers, directors, employees or agents have any current plans to acquire a controlling interest in the Company or any arrangement or agreement with any other person or entity with respect thereto. However, the parties hereto acknowledge that the acquisition of a controlling interest in the Company may represent an attractive investment opportunity for a prospective acquirer, that the continuation of the Solicitation activities may deter a prospective acquirer, and, accordingly, that suspension of the Solicitation Activities is in the best interests of the Company and its shareholders.

For purposes of this Agreement, an "Affiliate" of any specified person or entity shall mean any person or entity that, directly or indirectly, controls or is controlled by, or is under common control with, the person or entity specified. For purposes of this Agreement, the term "control" shall include the ownership of 5% or more of the outstanding voting securities.

1.  SUSPENSION OF SOLICITATION ACTIVITIES AND CESSATION OF DISSEMINATION
    ACTIVITIES

a. AGREEMENT TO SUSPEND AND CEASE. In consideration for Deere Park's payment, in cash, to the Committee, by check or wire transfer, immediately upon the execution hereof, of the amount set forth on Exhibit A hereto, each of the Committee and its members, representatives, agents and Affiliates hereby agree to (i) discontinue, suspend, hold in abeyance and take no action(s) in furtherance of, any Solicitation Activities until the earlier of (A) the close of business on

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December 1, 1997 or (B) the presentation of a written proposal to the
Company's Board of Directors by Deere Park or any other person or entity with respect to a Change of Control (as hereinafter defined) of the Company; and
(ii) permanently cease all Dissemination Activities.

b. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

    (i) The Company is merged or consolidated or reorganized into or with another corporation or other person or entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other person or entity are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization;

    (ii) The Company sells a substantial portion of its business and/or assets to any other corporation or other person or entity, less than 50% of the outstanding voting securities or other capital interest of which are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale;

    (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the issued and outstanding shares of voting securities of the Company; or

    (iv) Individuals who at the date of this Agreement constitute directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, or each new director was approved by at least two-thirds of such directors of the Company then still in office who were directors on the date of this Agreement.

2. ACQUISITION OF CONTROLLING INTEREST. In the event that, at any time within two (2) years from the date hereof, (a) Deere Park acquires more than 50% of the outstanding voting securities of the Company at any price, (b) any other person or entity acquires more than 50% of the outstanding voting securities of the Company at a price higher than $2.50 per share or (c) Deere Park sells more than
(i) 75% of the outstanding voting securities of the Company beneficially owned by it on the date hereof at a price equal to or higher than $3.00 per share or
(ii) 100% of the outstanding voting securities of the Company beneficially owned by it on the date hereof at a price higher than $2.50 per share, Deere Park hereby guarantees that the Committee shall be paid, as soon as practicable thereafter, the amount set forth on Exhibit B hereto.

3. CONFIDENTIALITY; DISCLOSURE. Neither (a) the Committee or any member, representative, agent or Affiliate thereof, on the one hand, nor (b) Deere Park or any officer, director,


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representative, agent or Affiliate thereof, on the other hand, shall, at any time, directly or indirectly, use, communicate, disclose, exploit or disseminate any information relating to the other, including, without limitation, with respect to their investment in, or relationship with, the Company and the terms of this Agreement, in any manner whatsoever, except as may be required by applicable law or under legal process by subpoena or other court order or pursuant to the prior written consent of the other. Each of Deere Park and the Committee, at its sole discretion, shall keep the other apprised of its discussions with the Company and third parties with respect to a Change of Control of the Company.

4. REMEDIES UPON BREACH. The Committee acknowledges and agrees that (a) Deere Park shall be irreparably injured in the event of a breach by the Committee of any of its obligations under this Agreement; (b) monetary damages shall not be an adequate remedy for any such breach; and (c) Deere Park shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

5. CONTINUING EFFECT. Where the context of this Agreement shall require, the respective rights and obligations of the parties shall survive the execution, and any termination or expiration, of this Agreement.

6. SEVERABILITY. If in any jurisdiction any term or provision hereof shall be determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to each of the other parties hereto.


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If the foregoing correctly states our agreement, please so acknowledge and confirm by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

DEERE PARK EQUITIES, L.L.C.


By: /s/ Douglas A. Gerrard
    ----------------------
    Douglas A. Gerrard
    Managing-Member

AGREED, ACKNOWLEDGED AND CONFIRMED
AS OF THE DATE WRITTEN ABOVE:


By: /s/ John Kuhns
    -----------------------
    John Kuhns
    As Authorized Agent of The Committee to
       Revitalize Dominion Bridge Corporation